UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2005

MARATHON OIL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5153	25-0996816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 San Felipe Road, Houston, Texas	77056-2723
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 629-6600

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 23, 2005, Marathon Oil Corporation executed a Guaranty in favor of Citibank, N.A (“Citibank”). The Guaranty, among other things, guarantees the prompt payment of indebtedness owed by ATB Holdings Inc. (“ATB Holdings”), a wholly owned subsidiary of Ashland, Inc. (“Ashland”), arising from borrowings under an Uncommitted Line of Credit Agreement dated June 23, 2005 between ATB Holdings and Citibank (the “Credit Agreement”). Advances under the Credit Agreement cannot exceed an aggregate amount of $2 billion. ATB Holdings will use proceeds from the Credit Agreement to fund capital contributions from ATB Holdings to its wholly owned subsidiary, EXM LLC. Marathon executed the Guaranty and arranged the borrowing under the Credit Agreement as part of its closing obligations in connection with Marathon’s acquisition of Ashland Inc.’s 38 percent interest in Marathon Ashland Petroleum LLC (“MAP”) and certain complementary businesses for total consideration of $3.7-3.9 billion.

The full text of the Guaranty and the Credit Agreement are attached hereto as Exhibits 10.1 and 10.2, respectively. The preceding summary is qualified in entirety to, and should be read in conjunction with, such exhibits.

Item 8.01	Other Events.

Marathon has been advised by Ashland that, on June 29, 2005, Ashland’s shareholders approved the previously announced agreement under which Marathon will acquire Ashland’s 38 percent interest in MAP, and certain complementary businesses, for total consideration of approximately $3.7-3.9 billion. A copy of the press release Marathon issued relating to that shareholder approval is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

	(c)	Exhibits.

	10.1	Guaranty executed June 23, 2005.

	10.2	Uncommitted Line of Credit Agreement dated June 23, 2005.

	99.1	Press Release dated June 29, 2005, issued by Marathon Oil Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARATHON OIL CORPORATION

Date: June 29, 2005	By:	/s/ A.G. Adkins
A.G. Adkins
Vice President-Accounting and Controller

EXHIBIT INDEX

Number	Exhibit

10.1	Guaranty executed June 23, 2005.

10.2	Uncommitted Line of Credit Agreement dated June 23, 2005.

99.1	Press Release dated June 29, 2005, announcing Ashland’s shareholder approval of Marathon’s acquisition of Ashland’s interest in Marathon Ashland Petroleum LLC.